Exhibit 99.2

The projections provided to the Noteholders on March 19, 2003 included nine cases reflecting three separate assumptions for sales prices and three separate assumptions for natural gas prices. All nine cases used the same sales volumes assumption.

The projections incorporated the following operating scenario:
	FY 2003	FY 2004	FY 2005	FY 2006	FY 2007
Sales Volumes, in 000's of short tons
Nitrogen:
Ammonia	698.0	1,187.7	1,187.1	1,180.0	1,187.1
Urea	257.5	133.0	133.0	133.0	133.0
Ammonium Nitrate	720.3	832.8	718.4	718.4	718.4
AN Synthesis	18.3	81.0	126.0	126.0	126.0
Nitrogen Solutions	514.1	578.9	599.2	576.2	599.2
Nitric Acid	21.5	75.0	150.0	150.0	150.0

Diammonium Phosphate (DAP)	769.3	886.7	838.4	838.4	838.4
Potash	852.8	936.0	953.7	1,014.8	1,092.6

Melamine, in pounds	7,224	73,642	77,400	77,400	77,400

In addition to the current operations, the projections incorporated the effect of the melamine operation and an increased utilization of the Company's existing terminal assets. The Company completed the acquisition of the melamine operation on April 14, 2003, and is currently in the process of preparing the plant for startup in June. The projections assumed that all ammonia sales tons from fiscal 2004 through fiscal 2007 will be purchased in the open market and resold by the Company.

The Yazoo City nitrogen complex was projected to run at capacity during the period from fiscal 2004 to fiscal 2007, while the Donaldsonville complex was projected to produce only urea and melamine during the same time period. The DAP operation was projected to operate at capacity from fiscal 2004 to fiscal 2007. Potash production was projected to operate in its current mode with the East mine on a 10/4 operating plan and the West mine operating at full rate until fiscal 2006. In fiscal 2006 it was projected that the two ore bodies can be connected resulting in increased production available for sale.

Using this operating scenario, the following sales price assumptions were incorporated.
Average Selling Price In $ per short ton	4 Year Average		8 Year Average
	FY 2003	FY 2004-07	FY 2003	FY 2004-07
Average Nitrogen	120	110	122	128
Diammonium Phosphate (DAP)	139	142	144	159
Potash	86	90	86	83

The 4-year average and 8-year average prices were based on actual Mississippi Chemical Corporation realizations during the respective time periods ending with fiscal 2002. During fiscal 2003 those average prices were used for the April to June time period.

In addition to the 4-year and 8-year average price projections, the Company included a price projection based on Blue Johnson and Associates, Inc., an industry consultant. The Blue Johnson prices were adjusted to reflect the Company's trade area and used in the April 2003 to fiscal 2007 time period. The prices are shown below. Please note that the potash price was held constant at the Company's 4-year average price.
Average Selling Price In $ per short ton	FY 2003	FY 2004	FY 2005	FY 2006	FY 2007
Average Nitrogen	128	148	128	123	130
Diammonium Phosphate (DAP)	147	158	156	153	151
Potash	86	90	90	90	90

Since melamine is a new operation, the price was not calculated on the same basis. In all cases the melamine projection used is shown below.
Price per pound	FY 2003	FY 2004	FY 2005	FY 2006	FY 2007
Melamine	0.60	0.61	0.49	0.48	0.59

The Company projected three Henry Hub gas price levels to be used as the basis for gas prices to the production facilities. These prices were then used to develop a matrix of outcomes for the performance of the business. The gas prices are in the following table.
$ per MMBtu	FY 2003	FY 2004	FY 2005	FY 2006	FY 2007
High Case	4.13	6.00	6.00	6.00	6.00
Mid Case	4.00	5.20	4.36	4.06	3.92
Low Case	3.71	3.41	3.41	3.41	3.41

The high case was chosen to represent a worst case where domestic natural gas prices remained at very high levels for the term of the projection. The mid case was based on the closing NYMEX screen on March 13, 2003, and the low case was based on the average Henry Hub price over the previous four calendar years from 1999 to 2002.

Once the various selling and gas price projections were established, the matrix of performance as measured by earnings before interest, taxes, depreciation and amortization (EBITDA) under various combinations was developed. This matrix is shown below:
		EBITDA ($ in millions)
Gas Scenario	Product Price Scenario	FY 2003	FY 2004	FY 2005	FY 2006	FY 2007
High Gas	4 year avg.	6.9	3.2	10.3	3.2	18.2
High Gas	8 year avg.	13.6	29.8	36.1	25.8	40.3
High Gas	Blue Johnson	31.8	77.1	63.4	46.6	66.4

Mid Gas	4 year avg.	10.9	25.1	54.3	56.0	76.1
Mid Gas	8 year avg.	17.6	51.7	80.1	78.6	98.1
Mid Gas	Blue Johnson	35.7	99.0	107.4	99.4	124.2

Low Gas	4 year avg.	19.8	74.2	81.3	74.2	90.4
Low Gas	8 year avg.	26.5	100.8	107.1	96.7	112.5
Low Gas	Blue Johnson	44.6	148.1	134.4	117.6	138.6